AGREEMENT OF SALE

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 26th day of August 1996, by and between RREEF AMERICA L.L.C., a Delaware limited liability company ("Purchaser"), and BALCOR EQUITY PENSION INVESTORS-II A REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

                             W I T N E S S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Nine Million Eight Hundred Seventy Two Thousand Five Hundred And No/100 Dollars ($9,872,500.00) (the "Purchase Price"), that certain property commonly known as Spalding Bridge Apartments, Dunwoody, Georgia, legally described on Exhibit_A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property"), all of the buildings located on the Property, all right, title and interest of Seller, if any, in and to (a) all open or proposed highways, streets, roads, avenues, alleys, easements, strips, gores and rights-of-way in, on, across, in front of, contiguous to, abutting or adjoining the Property, (b) the name "Spalding Bridge Apartments", (c) all plans and specifications, (c) all transferable licenses, permits, guaranties and warranties relating to the zoning, land use, ownership, operation, occupancy, construction or maintenance of the Premises and buildings thereon,
(d) all fixtures, equipment and supplies owned by Seller located on the Property, and (e) all Leases (hereinafter defined), rights and privileges of Seller pertaining to the Property.

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement by both parties, the sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit_C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit_D is a copy of a title commitment for an owner's standard title insurance policy issued by Slotzky, Wolfe & Bailey, as agent for Chicago Title Insurance Corporation (hereinafter referred to as "Title Insurer") dated June 14, 1996 for the Property (the "Title Commitment"). The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy (1970, if available) in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions (as said terms are defined below) waived by Purchaser (the "Title Policy"). Purchaser shall pay the costs of the Title Commitment and Title Policy and the cost of any endorsements (other than endorsements obtained by Seller in order to insure over Unpermitted Exceptions) to, or extended coverage on, the Title Policy.
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     3.2.  Purchaser has received a survey of the Property prepared by
Construction Engineering Associates dated October 29, 1984, revised September 16, 1985 (the "Existing Survey"). Purchaser shall pay the costs of updating the Existing Survey and Seller shall deliver the updated survey (the "Updated Survey") to Purchaser within 20 days after the date hereof. The Updated Survey shall be made in accordance with Purchaser's survey standards furnished to Seller.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

     3.4. On or before the date five (5) business days after Purchaser shall have received from Seller the Updated Survey (the "Title Date"), Purchaser shall advise Seller in writing if any exceptions to title shown on the Title Commitment are disapproved by Purchaser or any matters on the Updated Survey are unacceptable to Purchaser. If Purchaser does not so advise Seller on or before the Title Date, all exceptions to title shown on the Title Commitment shall be deemed Permitted Exceptions and all matters shown on the Existing Survey shall be deemed acceptable to Purchaser. For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (b) matters shown on the Updated Survey not disapproved by Purchaser in writing as provided above; (c) matters caused by the actions of Purchaser; and (d) the title exceptions set forth in the Title Commitment not disapproved in writing by Purchaser as provided above, to the extent that same affect the Property. Purchaser agrees to use diligent efforts to cause the Title Insurer to remove the general printed exceptions contained in the standard title policy to be issued by Title Insurer, including, without limitation, paying the cost thereof, and Seller agrees to execute a standard Chicago Title Owner's statement in the form customarily used in Georgia in order to assist Purchaser in obtaining extended coverage but shall not be obligated to incur any cost or liability (other than on account of the Owner's statement) in providing such assistance. If Purchaser fails to use such diligent efforts, the general printed exceptions will constitute Permitted Exceptions. All exceptions to title other than those described above in this Paragraph as Permitted Exceptions shall be referred to as "Unpermitted Exceptions". With respect to Unpermitted Exceptions for liens and encumbrances of a definite or ascertainable amount securing borrowed money, mechanics liens or for unpaid real estate taxes and assessments ("Monetary Unpermitted Exceptions"), the indebtedness giving rise to such Monetary Unpermitted Exceptions will be paid at the Closing and the lien thereby released and removed. Seller's obligations under the preceding sentence shall be limited to Monetary Unpermitted Exceptions arising out of an affirmative action of Seller (such as execution of a mortgage, entering into a contract for construction work on the Property or non-payment of real estate taxes). Any Unpermitted Exceptions to title which are insured over by the Title Insurer and reasonably approved as such by Purchaser, as provided herein, shall be deemed Permitted Exceptions. If Seller fails to have any Unpermitted Exceptions (other than a Monetary Unpermitted Exception) removed or insured over prior to the date thirty (30) days after Seller's receipt of Purchaser's notice of Unpermitted Exceptions, Purchaser may elect, by written notice to Seller given five (5) days after the end of such 30 day period, (i) to accept title as it then is (in which case such exceptions shall be deemed "Permitted Exceptions"), or (ii) to terminate this Agreement, and all of the rights and remedies of the parties hereto, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. In the event Seller fails to have any Unpermitted Exception (other than a Monetary
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Unpermitted Exception) removed or insured over prior to the Closing, the time of the Closing shall be delayed to give effect to said aforementioned time periods. Purchaser shall have the right to pay Monetary Unpermitted Exceptions at Closing, if Seller fails to do so, at no liability or cost to Seller and no adjustment to the Purchase Price.

4.   PAYMENT OF CLOSING COSTS.

     In addition to the costs set forth in Paragraphs 3.1 and 3.2, Seller shall pay the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser. Except as otherwise provided in Paragraph 8, Purchaser shall pay all other charges of the Title Insurer in connection with this transaction. Seller and Purchaser shall also pay closing costs as described in Paragraph 8. Purchaser shall not be required to incur title charges or escrow fees in excess of those that would be charged by Chicago Title Company on account of using Charter Title Company.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of Purchaser's notification to Seller of such new Unpermitted Exception (which will be given by Purchaser, if at all, not later than five (5) business days after Purchaser's receipt of the date-down to the Title Commitment or the Updated Survey, as applicable), at Seller's expense, to (i) bond over with a bonding company reasonably satisfactory to Purchaser, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions on the condition that the form of endorsement shall be reasonably satisfactory to Purchaser, or (ii) have the right, but not the obligation, to bond over (with a bonding company reasonably satisfactory to Purchaser), cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $25,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions on the condition that the form of endorsement shall be reasonably satisfactory to Purchaser. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within five (5) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. Purchaser may, at Purchaser's sole cost and expense, and without any liability to Seller, bond over any Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by limited warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

     5.3. Seller agrees that if a special assessment is enacted prior to the Closing Date, notwithstanding Section 3.4(b), Purchaser shall have the right to terminate this Agreement by written notice to Seller within five (5) days after Purchaser has actual notice of such enactment.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property to Purchaser's reasonable satisfaction (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, and Seller shall pay to Purchaser at the Closing the amount of Seller's insurance deductible.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated or threatened by a notice to Seller from a governmental authority which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall: (i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof or cause the property to be a non-conforming use or structure;
(iii) materially and adversely impair the use of the Property as it is currently being operated, or (iv) result in the loss of a portion of a building, parking spaces or improvements constituting an amenity (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder with respect to the closing of this transaction will cease; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on July 1, 1996 and ending at 5:00 p.m. Chicago time on August 15, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser have entered and may continue to enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the current delinquency report for the Property, the most recent real estate tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and year-to-date (through June 30, 1996) operating statements.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense, and if as a result of Purchaser's investigations and inspections of the Property there is damage or injury to persons or property, Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall not allow or permit any liens or encumbrances to arise or exist against the Property or any part thereof as a result of its inspections. Purchaser shall defend, protect, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all actual loss, liability or damages (including without limitation, reasonable attorney's fees, court costs and costs of appeal but excluding consequential damages) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser or Purchaser's agents entry on the Property in the course of performing any test or inspection on the Property, including, without limitation, mechanics liens, provided that Purchaser also agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature which Purchaser's servants, agents or employees may have suffered as a result of Purchaser's inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing not less than $1,000,000 of comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     Purchaser has approved all of its inspections, testing, studies and investigations of the Property except its review of the Title Commitment and Survey, as provided in Section 3.4, and its review of zoning matters and resolution of service contract issues. If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1 with respect to zoning and service contracts, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the Title Date. If written notice is not received by Seller pursuant to this Paragraph
7.1 prior to the Title Date, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the Title Date as provided above or if Purchaser shall terminate this Agreement pursuant to Paragraph 3.4: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period (other than information which is the subject of a confidentiality agreement); and (ii) the Earnest Money less $100.00 shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Except with respect to the representations and warranties contained herein, Purchaser acknowledges and agrees (a) that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and (b) that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Except with respect to a breach by Seller of any representation or warranty expressly contained herein relating to Environmental Laws or Hazardous Materials, Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et_seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know_Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1)_"hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; (6) petroleum, crude oil or any fraction or derivative of petroleum or crude oil; and (7) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Except as expressly set forth herein, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property, except with respect to the representations and warranties of Seller expressly contained herein and releases Seller and the Affiliates of Seller from any liability with respect to such historical information, except with respect to a breach of a representation or warranty of Seller contained herein. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report: Phase I Environmental Site Assessment prepared by EMG dated May 7, 1996 ("Existing Report"). Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on September 17, 1996 (the "Closing Date"), at the office of Title Insurer, Sugar Land, Texas, at which time Seller shall deliver possession of the Property to Purchaser. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Georgia, or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H (the "Service Contracts");

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments reasonably required by the Title Insurer to issue the Title Policy, including the Owners statement referred to in Paragraph 3.4;

          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11.  an updated rent roll;

          9.2.12. a letter from the Owner's association or other authority authorized to bind the Owner's association indicating payment of all association dues due under recorded declarations or covenants and the amount thereof;

          9.2.13.  an insured closing letter;

          9.2.14.  State of Georgia Real Estate Transfer Declaration;

          9.2.15. A certificate of Seller, dated as of the Closing Date, reaffirming that all representations and warranties of Seller under this Agreement are true, correct and complete as of the Closing Date in all material respects;

          9.2.16. An Affidavit of Seller's Residence in the form attached as Exhibit L hereto; and

          9.2.17. A Broker's Final and Unconditional Waiver and Release of Lien executed by Broker in the form attached hereto as Exhibit M hereto, and such other documents reasonably requested by the Title Insurer relating to brokers' commissions.

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents [i.e. unpaid on the Closing Date], but including prepaid rents); prepaid associations dues, refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 p.m. on the date prior to the Closing Date, and credited against the balance of the cash due at Closing. Seller shall receive a credit for the compensation payable to its manager on the Closing Date. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below, and except as provided in the last sentence of this section. The parties agree to make such post-closing and readjustments as may be required due to errors and omissions in the prorations or due to obtaining actual amounts for items which were prorated based on estimates within thirty (30) days after the Closing Date.

     12.2. All rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date after the payment to Purchaser of all current rent and any past due rent owed to Purchaser shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten
(10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder but shall have no obligation to bring legal action. If Purchaser expends funds to collect rent due prior to the Closing Date, Purchaser shall be reimbursed its collection expenses from any delinquent rent collected. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and the cost of performing Seller's audit. Paragraph 12 of this Agreement shall survive the Closing and the delivery and recording of the deed.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity in which Purchaser owns a controlling interest or for which Purchaser is the investment advisor provided that Purchaser remains liable for and the assignee assumes the obligations of Purchaser hereunder with respect to indemnifications and amounts payable in the event of a termination of this Agreement, including, without limitation, damages. Upon such assignment, Purchaser (but not the assignee) shall be released from all other liabilities and obligations hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Apartment Realty Advisors ("Seller's Broker") (to be paid by Seller). Seller's commission to Seller's Broker shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Seller's Broker. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such actual knowledge of Daniel Charleston or Mike Becker (asset manager) ("Seller's Representatives") or notice that has actually been received or sent by Seller's Representatives, and any representation or warranty of the Seller is based upon those matters of which the Seller's Representatives has actual knowledge or receipt. Seller's Representatives shall deliver a copy of the representations and warranties contained in Paragraph 16.2 below to the existing property manager, James Smoot, for its review and request the property manager inform Seller's Representative of any inaccuracies contained in such representations and warranties. Except as set forth in the previous two sentences, any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representatives.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall, subject to Paragraph 16.4, be remade at Closing, and shall survive Closing to the extent set forth in Paragraph 16.5:

     (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, including, without limitation, against Seller under the Fair Housing Act (42 U.S.C. Sec. 3601 et.seq., as amended); except as discribed by Seller to Purchaser in writing.

     (ii) Seller has the full right, power and authority to execute and deliver this Agreement (and the documents and instruments to be executed and delivered by Seller pursuant hereto) and consummate the transactions contemplated herein, and this Agreement (and the documents and instruments to be executed and delivered by Seller pursuant hereto) is the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and does not and will not at Closing violate or conflict with any provisions of any agreement to which Seller is a party;

     (iii) the rent roll attached hereto as Exhibit L (the "Rent Roll") which Seller will update as of the Closing Date is accurate and complete (but only as to the information contained thereon) as of the date set forth thereon;

     (iv) Seller has not received written notice of any material default or material breach on the part of the landlord under any lease shown on the Rent Roll; except as discribed bySeller to Purchaser in writing.

     (v) Seller has not received written notice from any governmental authority that the use and operation of the Property is in violation of applicable building codes, zoning or land use laws which has not previously been corrected;

     (vi) Seller is not a "foreign person" within the meaning of section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and that Seller will furnish to Purchaser, at or prior to Closing, an affidavit in form satisfactory to Purchaser confirming the same and Seller is, will be, is deemed to be or will be deemed to be, a Georgia resident pursuant to O.C.G.A. e48-7-128;

     (vii)     Seller has no employees working at the Property;

     (viii) There are no service contracts affecting the Property, other than the Service Contracts listed in Exhibit H and Seller has received no written notice of default with respect to any of the Service Contracts;

     (ix) Except as may be set forth in the Existing Report, Seller has not received any written notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property; and

     (x) The Existing Report is the only environmental report of the Property provided to or obtained by Seller since May 9, 1993.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein (and the documents and instruments to be executed and delivered by Purchaser pursuant hereto), and this Agreement is the legal, valid and binding obligation of Purchaser, enforceable with its terms, and does not and will not at Closing violate or conflict with any provisions of any agreement to which Purchaser is a party.

     16.4. If at any time after the execution of this Agreement, either Purchaser or Seller become aware of information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose said information to the other party hereto. Provided the party making the representation or warranty did not take any deliberate actions to cause the representation or warranty in question to become untrue in any material respect, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to terminate this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7. Notwithstanding anything contained herein to the contrary, if the status of any of the tenancies changes from the date of the rent roll attached hereto and the date of the rent roll delivered at Closing, provided the change in status is not caused by a breach of Seller's covenants contained in Paragraph 16.6 herein, then Purchaser shall not have the right to terminate this Agreement or make any claim for a breach of a representation or warranty hereunder involving the rent roll or tenancies thereunder. Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party's representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing.

     16.5. The parties agree that the representations contained herein shall survive Closing for a period of four (4) months (i.e., the claiming party shall have no right to make any claims against the other party for a breach of a representation or warranty after the expiration of four (4) months immediately following Closing).

     16.6. Seller covenants to operate, lease, maintain and manage the Property in the same manner that it has managed, maintained, leased and operated the Property during the period of Seller's ownership, subject to reasonable wear and tear and casualty. Without limitation of the foregoing, so long as this Agreement shall remain in effect: Seller shall maintain Seller's current insurance coverage presently in effect; Seller shall not enter into any letter of intent or contract to sell the Property with any third party; Seller shall furnish Purchaser with monthly rent rolls, delinquency reports and operating statements as they become available; Seller agrees not to enter into any other service contracts affecting the Property which cannot be terminated without cause on 30 days notice, without penalty; commencing five (5) days prior to Closing, Seller shall cooperate with Purchaser's management personnel in arranging for a management transition; and Seller agrees to terminate any and all management agreements affecting the Property as of the Closing Date.

     16.7. The continued accuracy in all material respects of the aforesaid representations and warranties shall be a condition precedent to Purchaser's obligation to close. If at Closing any of said representations and warranties shall not be correct at the time the same is made in any material respect, Purchaser may, as its sole and exclusive remedy, terminate this Agreement, and there shall be no further liability of either party to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

17. LIMITATION OF LIABILITY. None of any partners of Seller, Affiliate of Seller or any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     Notwithstanding anything contained herein to the contrary, Purchaser hereby agrees that the maximum aggregate liability of Seller, in connection with, arising out of or in any way related to a breach by Seller under this Agreement or any document or conveyance agreement in connection with the transaction set forth herein after the Closing shall be $200,000. Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover from Seller any amount greater than said limit.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

         TO SELLER:           c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

         with copies to:      The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Alan Lieberman
                              (847) 317-4360
                              (847) 317-4462 (FAX)

         and to:              Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

         TO PURCHASER:        RREEF Funds
                              875 North Michigan Avenue
                              Suite 4114
                              Chicago, Illinois  60611
                              Attention:  Mr. Stephen L. Grant
                              (312) 266-9300
                              (312) 266-9346 (FAX)

         and one copy to:     D'Ancona & Pflaum
                              30 North LaSalle Street
                              Suite 2900
                              Chicago, Illinois  60602
                              Attention:  Joel D. Rubin, Esq.
                              (312) 580-2000
                              (312) 580-0923 (FAX)
subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered, received or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution. Within one (1) business day of receipt of a fully executed copy (which may be transmitted by telecopy or to Purchaser's attorney) of this Agreement, Purchaser shall wire transfer the Earnest Money to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  One (1) fully executed copy of this Agreement; and

     (B) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the Georgia, except that with respect to the retainage of the Earnest Money as liquidated damages the laws of the State of Illinois shall govern.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.

                              PURCHASER:

                              RREEF AMERICA L.L.C., a Delaware limited liability company


                              By:  /s/Stephen L. Grant
                                   ----------------------------------
                              Name: Stephen L. Grant
                                   ----------------------------------
                              Its: Authorized Representative
                                   ----------------------------------

                              SELLER:

                              BALCOR EQUITY PENSION INVESTORS-II A_REAL ESTATE LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Balcor Equity Partners-II, an Illinois
                                   general partnership, its general partner

                                   By:  The Balcor Company, a Delaware
                                        corporation, a general partner


                                        By:  /s/Daniel L. Charleston
                                             -------------------------------
                                        Name: Daniel L. Charleston
                                             -------------------------------
                                        Its: Authorized Agent
                                             -------------------------------

Spalding Bridge


_________________ of Apartment Realty Advisors ("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated __, 199_ between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Seller's Broker and a release, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                              Apartment Realty Advisors



                              By:___________________________

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Affidavit of Seller's Residence

M    -    Broker's Final and Unconditional Waiver and Release of Liens